UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2022

SONDER HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware		001-39907	85-2097088
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

101 15th Street
San Francisco,	California		94103
(Address of principal executive offices)			(Zip Code)
(617) 300-0956
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencements communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOND	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SONDW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
        Compensatory Arrangements of Certain Officers.

Departure of Manon Brouillette from the Board of Directors

On September 12, 2022, Manon Brouillette resigned as a Class II director of the Board of Directors (the “Board”) of Sonder Holdings Inc. (the “Company”). Ms. Brouillette’s decision to resign from the Board was not the result of any disagreement relating to the Company’s operations, policies or practices.

Appointment of Michelle Frymire to the Board of Directors

On September 12, 2022, the Board appointed Michelle Frymire to serve as a Class II director of the Board to fill the vacancy created by Ms. Brouillette’s resignation. Ms. Frymire will serve on the Board until the Company’s 2023 annual meeting of stockholders, and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal. Ms. Frymire has also been appointed as a member of the Audit Committee of the Board and the Nominating, Corporate Governance, and Social Responsibility Committee of the Board. The Board has affirmatively determined that Ms. Frymire qualifies as an “independent director” under the applicable Nasdaq Stock Market rules.

Ms. Frymire most recently served as Chief Executive Officer of CWT (formerly Carlson Wagonlit Travel), a travel management platform, from May 2021 to May 2022. Previous to serving as the CEO, Ms. Frymire served as CWT’s President and Chief Financial Officer from September 2020 to May 2021, Executive Vice President, Chief Finance and Strategy Officer from May 2020 to September 2020, and Executive Vice President and Chief Financial Officer from January 2019 to April 2020. Prior to joining CWT, Ms. Frymire was Chief Financial Officer for U.S. Risk Insurance Group, LLC, a privately owned specialty lines underwriting manager and wholesale broker, from 2017 to 2019. From 2015 to 2017 she served as Chief Financial Officer for Service King Collision Repair Centers. From 2009 to 2015 she served in a variety of roles for The Service Master Companies, Inc., most recently as Vice President, Corporate FP&A and Strategy. From 2009 to 2013, Ms. Frymire was Chief Financial Officer for TruGreen and from 2005 to 2009, Ms. Frymire was Chief Financial Officer, Vacation Ownership for Starwood Hotels & Resorts Worldwide, Inc. From 1998 to 2005, Ms. Frymire served in a variety of roles for Delta Air Lines, Inc., including Vice President, Finance, Marketing, International, Network and Technology. Prior to this, Ms. Frymire was the Managing Director, Financial Planning, Analysis and Systems for Continental Airlines from 1994 to 1998. Lastly, from 1991 to 1994, Ms. Frymire was Senior Financial Analyst, FP&A with American Airlines Group, Inc. Ms. Frymire serves as director on the board of directors and as a member of the audit and nominating & governance committees of Spirit Realty Capital, Inc. (NYSE: SRC). Ms. Frymire received a B.A. in Economics from Austin College and an M.B.A. from the University of Texas at Austin McCombs School of Business.

Ms. Frymire will be entitled to receive cash and equity compensation for her service on the Board and committees thereof in the standard amounts previously approved by the Board and as set forth in the Sonder Holdings Inc. Outside Director Compensation Policy, as described in the Company’s 2022 Proxy Statement and Notice of Annual Meeting of Stockholders filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2022.

Ms. Frymire also entered into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.28 to the Company’s Current Report on Form 8-K (File No. 001-39907), filed with the SEC on January 24, 2022.
There are no arrangements or understandings between Ms. Frymire and any other persons, pursuant to which she was appointed as a member of the Board. There are no family relationships between Ms. Frymire and any of the Company’s directors or executive officers. Ms. Frymire is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On September 12, 2022, the Company issued a press release announcing the appointment of Ms. Frymire to the Board. A copy of the Company’s press release announcing the appointment is attached hereto as Exhibit 99.1. The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release Issued September 12, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonder Holdings Inc.

Date: September 12, 2022	By:	/s/ Sanjay Banker
	Name:	Sanjay Banker
	Title:	President and Chief Financial Officer